Exhibit 10.1

ATARA BIOTHERAPEUTICS, INC.

January 2, 2019

Isaac Ciechanover, M.D.

c/o Atara Biotherapeutics, Inc.

Re:	Transition and Separation Agreement

Dear Isaac:

This letter sets forth the terms of the transition and separation agreement (the “Agreement”) that Atara Biotherapeutics, Inc. (the “Company”) is offering to you to aid in your separation of employment from the Company.

1. Modification of Current Employment Agreement. You are currently employed by the Company under your October 12, 2015 Amended and Restated Executive Employment Agreement (the “Employment Agreement”), the terms of which will remain in effect, except as modified by this Agreement to account for your separation from employment. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to such terms in the Employment Agreement.

2. Separation Date. Your employment with the Company will continue until the earlier to occur of either: (a) June 30, 2019; or (b) the date upon which the Company’s Board of Directors (the “Board”) appoints a new Chief Executive Officer (“New CEO”) (the “Separation Date”), unless either you or the Company terminates your employment sooner pursuant to Section 3(b) below. If termination occurs earlier than the Separation Date, the actual date of termination shall become the “Early Separation Date” for purposes of this Agreement. As of the Separation Date or the Early Separation Date, as applicable, you will no longer be considered an employee of the Company nor shall you provide employment services of any kind to the Company.

3. Transition Period. From the date of this Agreement until the Separation Date or the Early Separation Date (as applicable) (the “Transition Period”), you will continue your employment with the Company (reporting to the Board) on the following terms:

(a) Duties, Compensation and Benefits. During the Transition Period: (i) you will continue in your full-time employment role as the Company’s President and Chief Executive Officer, you will continue to devote substantially all of your business time and best efforts to the performance of such duties, and you will also transition your work load and provide other transition assistance, including transition assistance related to the appointment and integration of a new Company Chief Executive Officer, as reasonably requested by the Board; (ii) the Company will continue to pay your annual base salary (which as of January 1, 2019 will be paid at the rate of $661,300 annually), (iii) you will continue to be eligible to participate in the employee benefit plans in which you are currently enrolled (pursuant to the terms and conditions of those benefit plans); (iv) you will continue to vest in any stock options, restricted stock units, or other equity awards that you have previously been granted by the Company, which shall continue to be governed in all respects by the terms of the applicable grant agreements, grant notices, and plan documents; (v) you will receive an annual performance bonus for the 2018 fiscal year in an amount equal to 105% of your 2018 Target Bonus Amount, with such bonus payment occurring at the same time it is paid to other executive employees of the Company; and (vi) you will remain eligible to receive the Prorata Annual Bonus Payment (as defined in Section 4(d) below) for the 2019 fiscal year. You will also receive weekly updates on the status of the New CEO hiring process from either the Company’s SVP, General Counsel or SVP, Human Resources, and you will receive all related materials that are provided to the full Board regarding the New CEO hiring process.

(b) Employment Termination During the Transition Period. During the Transition Period, your employment will remain at-will, meaning you may resign your employment for any reason, or the Company may terminate your employment at any time, with or without Cause or advance notice. For the purposes of this Agreement and the Employment Agreement, “Change in Control Period” means the time period ending on the date that is twelve (12) months after the effective date of a Change in Control and commencing on the earlier of (i) three (3) months before the effective date of a Change in Control or (ii) six (6) months before the effective date of a Change in Control, if the acquirer in such Change in Control had been having discussions with the Company on or before the Separation Date or the Early Separation Date (as applicable) regarding an acquisition of the Company, or entering into a strategic relationship or licensing transaction or similar transaction with the Company. Notwithstanding the foregoing, if, on or before the Separation Date or the Early Separation Date (as applicable): (iii) there is a term sheet with a potential acquirer in respect of a Change in Control, and/or (iv) negotiation with the potential acquirer about definitive agreements related to a transaction that would result in a Change in Control, you will be eligible for the CIC Severance Benefits provided by Section 8.3 of the Employment Agreement if the effective date of such Change in Control occurs on or before February 28, 2020. For avoidance of doubt, the Change in Control Period shall apply to the Separation Date or any Early Separation Date (except for terminations occurring under Sections 3(b)(i) or 3(b)(iii) below), such that you will continue to be eligible for CIC Severance Benefits provided by Section 8.3 of the Employment Agreement in such situations.

(i) Termination Without Cause or Resignation for Good Reason Unrelated to a Change in Control. If, at any time before the Separation Date, the Company terminates your employment without Cause (other than due to your death or disability), or you resign your employment for Good Reason, in either case, at any time except during the Change in Control Period, then you will be eligible for the Resignation Benefits pursuant to the terms and conditions of Section 4 of this Agreement; provided however that you will not be eligible to receive the Severance Benefits pursuant to the terms and conditions of Section 8.2 of the Employment Agreement or the CIC Severance Benefits pursuant to the terms and conditions of Section 8.3 of the Employment Agreement. You agree and acknowledge that sub-clause (iv) in the definition of Good Reason in Section 12.4 of the Employment Agreement shall be modified and that in order for you to resign for Good Reason, you must provide written notice to the Chairman of the Board within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation. Except for this modification, the remainder of the Good Reason definition in Section 12.4 of the Employment Agreement shall remain in full force and effect.

(ii) Termination Without Cause or Resignation for Good Reason During Change in Control Period. If, at any time before the Separation Date, the Company terminates your employment without Cause (other than due to your death or disability), or you resign your employment for Good Reason, in either case, during the Change in Control Period, then you will be eligible for the Resignation Benefits pursuant to the terms and conditions of Section 4 of this Agreement and the CIC Severance Benefits pursuant to the terms and conditions of Section 8.3 of the Employment Agreement; provided however that you will not be eligible to receive the Severance Benefits pursuant to the terms and conditions of Section 8.2 of the Employment Agreement. For avoidance of doubt, if you receive CIC Severance Benefits under Section 8.3 of the Employment Agreement: (i) if the Company has commenced providing the Resignation Benefits to you prior to the date that you become eligible to receive CIC Severance Benefits under Section 8.3 of the Employment Agreement, the Resignation Benefits previously provided to you shall reduce the CIC Severance Benefits (on a same item for same item basis and by a dollar for dollar basis) provided under Section 8.3 of the Employment Agreement, or (ii) if the Company has not commenced providing the Resignation Benefits to you prior to the date that you become eligible to receive CIC Severance Benefits under Section 8.3 of the Employment Agreement then you will not be eligible to receive the Resignation Benefits.

(iii) Termination for Cause; Resignation without Good Reason; Death or Disability. If, at any time before the Separation Date, the Company terminates your employment for Cause, you resign your employment without Good Reason, or your employment terminates due to your death or disability, you will not be eligible for the Severance Benefits pursuant to the terms and conditions of Section 8.2 of the Employment Agreement, the CIC Severance Benefits pursuant to the terms and conditions of Section 8.3 of the Employment Agreement, or the Resignation Benefits detailed in Section 4 of this Agreement

4. Resignation Benefits. If: (a) you remain a Company employee in good standing through and including the Separation Date or if your employment is terminated pursuant to either Section 3(b)(i) or Section 3(b)(ii) above, (b) you resign from your Company employment and all officer positions with the Company on the Separation Date or the Early Separation Date (as applicable), and also resign as a director of the Board (if requested by the Board); (c) you comply with the terms of this Agreement and your other continuing obligations owed to the Company, and (d) on or within twenty-one (21) calendar days following the Separation Date or Early Separation Date (as applicable), you sign, date, and return to the Company, the General Release of Claims (the “General Release”) attached hereto as Exhibit A, and allow the General Release to become effective in accordance with its terms; then the Company will provide you with the following “Resignation Benefits” set forth in this Section 4. You acknowledge and agree that if you are eligible for the Resignation Benefits, you will not be eligible for, and will not receive, the Severance Benefits pursuant to the terms and conditions of Section 8.2 of the Employment Agreement or any other severance or termination benefits from the Company, except that you will remain eligible for the CIC Severance Benefits, if applicable, pursuant to the terms and conditions of this Agreement and Section 8.3 of the Employment Agreement.

(a) Termination Payment. The Company will pay you a termination payment in an amount equal to twelve (12) months of your monthly base salary in effect as of the Separation Date or the Early Separation Date (as applicable) (the “Termination Payment”). The Termination Payment will be paid to you in 2019, subject to required payroll deductions and tax withholdings, in a lump sum on the first administratively practicable payroll date following the General Release Effective Date (as that term is defined on the General Release).

(b) Health Care Coverage Payment. The Company will pay you a health care coverage payment in an amount equal to twelve (12) months of the monthly COBRA premium you would be required to pay to continue your health care coverage following the Separation Date or the Early Separation Date (as applicable) (the “Health Care Coverage Payment”). The Health Care Coverage Payment will be paid to you in 2019, subject to required payroll deductions and tax withholdings, in a lump sum on the first administratively practicable payroll date following the General Release Effective Date (as that term is defined on the General Release).

(c) Equity Acceleration. Notwithstanding anything contrary set forth in the Company’s equity plan, any prior equity incentive plans or any award agreement (the “Equity Documents”): (i) your Company equity awards (e.g., stock options or restricted stock units) shall accelerate vesting on the Separation Date or the Early Separation Date (as applicable) in accordance with their applicable vesting schedules as if you had provided continuous services through and including December 31, 2019 (the “Equity Acceleration Benefit”); and (ii) for your three Restricted Stock Unit Awards that have an annual vesting date in February 2020 (e.g., your February 9, 2016 Restricted Stock Unit Award, your February 6, 2017 Restricted Stock Unit Award, and your February 6, 2018 Restricted Stock Unit Award), with respect to such awards, vesting will be accelerated on the Separation Date or the Early Separation Date (as applicable) as if such Restricted Stock Unit Awards were instead on a pro rata monthly vesting schedule from their grant date through December 31, 2019 (the “RSU Acceleration Benefit”). With the exception of the Equity Acceleration Benefit and the RSU Acceleration Benefit, and your eligibility for the CIC Severance Benefits, vesting of your remaining equity awards will cease on the Separation Date and your unvested equity awards shall terminate; provided that if you remain a member of the Board following the Separation Date, the Board will determine in its discretion on or about the Separation Date whether to permit you to continue to vest in such prior equity awards during your Board service. Except as otherwise provided under this Agreement, all of your equity awards shall continue to be governed by the terms and conditions of the Equity Documents.

(d) Prorata Annual Bonus Payment. Although as of the Separation Date or Early Separation Date (as applicable) you will no longer be eligible to earn any Annual Bonus for calendar year 2019 pursuant to Section 2.3 of the Employment Agreement, the Company will pay you as an additional termination payment an amount equal to the prorated portion of your Target Bonus Amount that corresponds to your employment service during calendar year 2019 (the “Prorata Annual Bonus Payment”), which shall be calculated by multiplying (i) the Target Bonus Amount (which, for calendar year 2019, will be sixty-five percent (65%) of your annual base salary), by (ii) a fraction, the numerator of which is the number of days during calendar year 2019 that you were employed by the Company and the denominator of which is three hundred and sixty-five (365). The Prorata Annual Bonus Payment will be paid to you in 2019, subject to required payroll deductions and tax withholdings, in a lump sum on the first administratively practicable payroll date following the General Release Effective Date (as that term is defined on the General Release).

5. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, incentive compensation, or equity), severance, or benefits prior to, on, or after the Separation Date.

6. Return of Company Property. On the Separation Date or Early Separation Date (as applicable), or any earlier time if requested by the Company, you must return to the Company all Company documents (and all copies thereof) and other Company property that you have in your possession or control, including but not limited to any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You further represent that you will make a diligent search to locate any such documents, property and information. In addition, if you have used any personally owned computer, server, e-mail system, mobile phone, or portable electronic device (e.g., iPhone, iPad, Android) (collectively, “Personal Systems”) to receive, store, prepare or transmit any Company confidential or proprietary data, materials or information, then you must, on the Separation Date or the Early Termination Date (as applicable), or any earlier time if requested by the Company, provide the Company with a computer-useable copy of all such information and then permanently delete and expunge all such Company confidential or proprietary information from such Personal Systems without retaining any copy or reproduction in any form.

7. Continuing Obligations. You agree to refrain from any unauthorized use or disclosure of the Company’s trade secrets, proprietary and/or confidential information or materials. You further agree that in consideration for this Agreement, and as an express condition of your continued employment, you will execute and return to the Company, at the same time that you execute this Agreement, the Company Proprietary Information and Inventions Agreement.

8. No Disparagement. You agree not to disparage the Company and its officers, directors, employees, shareholders, investors and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees to direct both its Board members and the Company’s service providers who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 not to disparage you in any manner likely to be harmful to your business reputation or personal reputation. Nothing in this Section or this Agreement will be interpreted or construed to prevent the parties from giving truthful testimony to any law enforcement officer, court, administrative proceeding or as part of an investigation by any Government Agency (as defined in Section 11(c)). In addition, nothing in this Section or this Agreement is intended to prohibit or restrain the parties in any manner from making disclosures that are protected under federal law or regulation or under other applicable law or regulation (including disclosures that are protected under the whistleblower provisions of federal or state law or regulation).

9. No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

10. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs.

11. Release of Claims.

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, including but not limited to the Transition Period and the Resignation Benefits, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parents, direct and indirect subsidiaries, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with or services for the Company or its affiliates, or the termination of that employment or those services; (ii) except as provided for in this Agreement, all claims related to your compensation or benefits from the Company or its affiliates, including salary, incentive compensation, commissions, paid time off, expense reimbursements, severance benefits, notice rights, retention benefits, fringe benefits, stock, stock options, restricted stock, or any other ownership interests in the Company or its affiliates; (iii) all claims for breach of contract (oral or written), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, inducement, misrepresentation, defamation, emotional distress, and discharge in violation of public policy; and (v) all constitutional, federal, state, and local statutory and common law claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Family and Medical Leave Act (as amended), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification (or coverage under a directors and officers errors and omissions liability insurance policy) you may have pursuant to any written indemnification agreement with the

Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; and (iii) any rights or claims you may have (A) to enforce the terms of the Agreement, (B) to which you are entitled pursuant to any employee benefit plan of the Company according to its terms, or (C) to any claims under the Fair Labor Standards Act or for workers compensation benefits, unemployment compensation benefits, or health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA). In addition, nothing in this Agreement prevents you from filing a charge or complaint with the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). This Agreement does not limit your ability to communicate with or provide information to any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

12. Waiver of Unknown Claims. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

13. Section 409A. It is intended that all of the benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Internal Revenue Code (“Code”) Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether Resignation Benefits, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon separation from service set forth under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (a) the expiration of the six-month and one day period measured from the date of your separation from service with the Company, (b) the date of your death or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. For avoidance of doubt, none of the payments to be provided under this Agreement shall be subject to the foregoing specified employee delay in payment. In addition to the above, to the extent required to comply with Section 409A and the applicable regulations and guidance issued thereunder, if the applicable deadline for you to execute (and not revoke) the applicable General Release spans two calendar years, payment of the applicable benefits shall not commence until the beginning of the second calendar year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment.

14. General. This Agreement, together with the Employment Agreement (as modified by this Agreement), the Proprietary Information and Inventions Agreement, and the General Release attached as Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and signatures transmitted by PDF shall be equivalent to original signatures.

We look forward to continuing to work with you during the Transition Period.

Sincerely,

Atara Biotherapeutics, Inc.

By:	/s/ Mina Kim

Name:	Mina Kim

Title:	General Counsel

Date:	January 2, 2019

Exhibit A – General Release

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS AGREEMENT:

/s/ Isaac Ciechanover
Isaac Ciechanover, M.D.

January 2, 2019
Date

EXHIBIT A

GENERAL RELEASE OF CLAIMS

(TO BE SIGNED ON OR WITHIN 21 CALENDAR DAYS OF THE SEPARATION DATE OR EARLY

SEPARATION DATE (AS APPLICABLE))

If I choose to sign and return this General Release of Claims (the “General Release”), and allow it to become effective by its terms, Atara Biotherapeutics, Inc. (the “Company”) will provide me with the Resignation Benefits pursuant to the terms and conditions of Section 4 of the Transition and Separation Agreement between me and the Company dated January 2, 2019 (the “Agreement”). I understand that I am not entitled to such Resignation Benefits unless I sign and return this General Release to the Company on or within twenty-one (21) calendar days from the Separation Date or Early Separation Date (as applicable, and as defined in the Agreement), and allow it to become effective by its terms.

General Release. I hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parents, direct and indirect subsidiaries, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date I sign this General Release (collectively, the “Released Claims”).

Scope of Release. The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with or services for the Company or its affiliates, or the termination of that employment or those services; (b) all claims related to my compensation or benefits from the Company or its affiliates, including salary, bonuses, incentive compensation, commissions, paid time off, expense reimbursements, severance benefits, notice rights, retention benefits, fringe benefits, stock, stock options, restricted stock, or any other ownership interests in the Company or its affiliates; (c) all claims for breach of contract (oral or written), wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all constitutional, federal, state, and local statutory and common law claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Family and Medical Leave Act (as amended) (the “FMLA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification (or coverage under a directors and officers errors and omissions liability insurance policy) I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights or claims which are not waivable as a matter of law; (c) any claims for breach of the Agreement; and (d) any rights or claims I may have (i) to enforce the terms of the Agreement, (ii) to which I am entitled pursuant to any employee benefit plan of the Company according to its terms, or (iii) to any claims under the Fair Labor Standards Act or for workers compensation benefits, unemployment compensation benefits, or health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA). In addition, nothing in this General Release prevents me from filing a charge or complaint with the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”). This General Release does not limit my ability to communicate with or provide information to any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies. While this General Release does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this General Release. I represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

ADEA Waiver. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (the “ADEA Waiver”), and that the consideration given for this ADEA Waiver is in addition to anything of value to which I am already entitled. I further acknowledge that I have been advised, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that may arise after the date that I sign this General Release; (b) I should consult with an attorney prior to signing this General Release; (c) I have twenty-one (21) calendar days to consider this General Release (although I may choose voluntarily to sign it earlier); (d) I have seven (7) calendar days following the date I sign this General Release to revoke my acceptance (by providing written notice of my revocation to the Chairman of the Company’s Board of Directors); and (e) this General Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth calendar day after the date that this General Release is signed by me provided that I do not revoke it (the “General Release Effective Date”).

Waiver of Unknown Claims. I UNDERSTAND THAT THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the releases set forth in this General Release, which include claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

Representations. I hereby represent that: I have been paid all compensation owed and for all time worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to FMLA or any applicable law or Company policy; I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim; and I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this General Release.

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY ME, WOULD AFFECT MY DECISION TO ACCEPT THIS AGREEMENT:

Isaac Ciechanover, M.D.

Date